AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on January 1, 2014, by and between Alpine Auto Brokers, Inc., a Nevada corporation (“Alpine Inc”), and Alpine Auto Brokers, LLC, a Utah limited liability company (“Alpine LLC”).

RECITALS

Alpine LLC desires to complete a share exchange transaction pursuant to which Alpine Inc shall acquire all of the equity ownership of Alpine Inc. in exchange for delivering to Alpine, LLC a certain number of shares of the voting stock of Alpine Inc. as set forth below; and

The Board of Directors of Alpine Inc. and the sole managing Member of Alpine LLC have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement.

AGREEMENT

THE PARTIES desire to make certain representations, warranties, and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations, and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1      The Exchange.  At the Closing (as hereinafter defined), ALPINE, INC. shall acquire 100% ownership of ALPINE, LLC.  Consideration to be paid by ALPINE, INC. shall be a total of 1,000,000 shares of its common stock (the “Exchange Shares”) in exchange of 100% of the outstanding equity of ALPINE, LLC.  Immediately following the Exchange, ALPINE, INC. shall have approximately 1,000,000 shares of its common stock issued and outstanding.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the “Closing”) on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree.  Such date shall be the date of Exchange (the “Effective Time”).

 ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of ALPINE, INC..  ALPINE, INC. represents and warrants to ALPINE, LLC as follows:

(a)       Organization, Standing and Power.  ALPINE, INC. is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)       Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of ALPINE, INC. consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock with a par value of $0.001 per share.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of ALPINE, INC. approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  ALPINE, INC. has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ALPINE, INC. at any time, or upon the happening of any stated event, any shares of the capital stock of ALPINE, INC. whether or not presently issued or outstanding except as set forth herein.

(c)    Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of ALPINE, INC. which have been delivered to ALPINE, LLC are true, correct and complete copies thereof.  The minute book of ALPINE, INC., which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of ALPINE, INC. since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority.  ALPINE, INC. has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ALPINE, INC..  No other corporate or shareholder proceedings on the part of ALPINE, INC. are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of ALPINE, INC. or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ALPINE, INC. which violation would have a material adverse effect on ALPINE, INC. taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to ALPINE, INC. in connection with the execution and delivery of this Agreement by ALPINE, INC. or the consummation by ALPINE, INC. of the transactions contemplated hereby.

(f)    Books and Records.  ALPINE, INC. has made and will make available for inspection by ALPINE, LLC upon reasonable request all the books and records of ALPINE, INC. relating to the business of ALPINE, INC..  Such books and records of ALPINE, INC. have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to ALPINE, LLC by ALPINE, INC. are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws.  ALPINE, INC. is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities.  ALPINE, INC. has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)    Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of ALPINE, INC., threatened against or affecting ALPINE, INC. which is reasonably likely to have a material adverse effect on ALPINE, INC., nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ALPINE, INC. having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns.  ALPINE, INC. has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities.  There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon ALPINE, INC..

2.2    Representations and Warranties of ALPINE, LLC.  ALPINE, LLC represents and warrants to ALPINE, INC. as follows:

(a)    Organization, Standing and Power.  ALPINE, LLC is a corporation duly organized, validly existing and in good standing under the laws of Utah; each company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure.  There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ALPINE, LLC at any time, or upon the happening of any stated event, or any Membership Interests of ALPINE, LLC.

(c)    Articles of Organization, and Operating Agreement.  Copies of the Articles of Organization and of the other corporate documents of ALPINE, LLC which will be delivered to ALPINE, INC. are true, correct and complete copies thereof.

(d)    Authority.  ALPINE, LLC has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its Member, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of ALPINE, LLC are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of ALPINE, LLC or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ALPINE, LLC or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ALPINE, LLC in connection with the execution and delivery of this Agreement by ALPINE, LLC, or the consummation by ALPINE, LLC of the transactions contemplated hereby.

(f)    Books and Records.  ALPINE, LLC has made and will make available for inspection by ALPINE, INC. upon reasonable request all the books and records, relating to the business of ALPINE, LLC.  Such books and records have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to ALPINE, INC. by ALPINE, LLC are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws.  ALPINE, LLC is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Liabilities and Obligations.  ALPINE, LLC has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the ALPINE, LLC financial statements delivered to ALPINE, INC. that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(i)    Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of ALPINE, LLC threatened against or affecting ALPINE, LLC, which is reasonably likely to have a material adverse effect on ALPINE, LLC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ALPINE, LLC having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes.  ALPINE, LLC has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and ALPINE, LLC has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods.  ALPINE, LLC knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property.  ALPINE, LLC owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

 2.3    Additional Representations and Warranties.

(a)    Membership Interests Free and Clear.  The Membership Interests of ALPINE, LLC are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Membership Interest.  The sole Member of ALPINE, LLC has the unqualified right to sell, assign, and deliver the Membership Interests of ALPINE, LLC and, upon consummation of the transactions contemplated by this Agreement, ALPINE, INC. will acquire good and valid title to such Membership Interests, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)    Agreement and Transaction Duly Authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such shareholders are a party or by which such shareholders are bound.

(d)    Membership Interest Ownership.  Membership Interests are presently owned by our sole Member  of ALPINE, LLC.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

RESERVED

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted ALPINE, INC. Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering.  Accordingly, the Exchange Shares will constitute “restricted securities” for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.

4.2    Access to Information.  Upon reasonable notice, ALPINE, INC. and ALPINE, LLC shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to ALPINE, LLC, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of ALPINE, INC. and ALPINE, LLC shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange.  Each of ALPINE, INC. and ALPINE, LLC shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ALPINE, INC. or ALPINE, LLC or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.  ALPINE, LLC represents and warrant that it has obtained the appropriate required consents of the PRC government, if any

5.2    Conditions to Obligations of ALPINE, INC..  The obligation of ALPINE, INC. to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by ALPINE, INC.:

(a)    Representations and Warranties.  The representations and warranties of ALPINE, LLC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and ALPINE, LLC shall complete all government and legal process to transfer the shares of common stock to ALPINE, INC..

(b)    Performance of Obligations of ALPINE, LLC.  ALPINE, LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Closing Documents.  ALPINE, INC. shall have received all closing documents as counsel for ALPINE, INC. shall reasonably request.

(d)    Consents.  ALPINE, LLC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ALPINE, INC., individually or in the aggregate, have a material adverse effect on ALPINE, LLC and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. ALPINE, LLC shall also have received the approval of its shareholders in accordance with applicable law.

(e)    Due Diligence Review.  ALPINE, INC. shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ALPINE, LLC and shall not have determined that any of the representations or warranties of ALPINE, LLC or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that ALPINE, LLC or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ALPINE, INC., made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against ALPINE, LLC, the consequences of which, in the judgment of ALPINE, INC., could be materially adverse to ALPINE, LLC.

5.3    Conditions to Obligations of ALPINE, LLC.  The obligations of ALPINE, LLC to effect the Exchange is subject to the satisfaction of the following conditions unless waived by ALPINE, LLC:

(a)    Representations and Warranties.  The representations and warranties of ALPINE, INC. set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, ALPINE, LLC shall have received a certificate signed on behalf of ALPINE, INC. by the President to such effect.

(b)    Performance of Obligations of ALPINE, INC..  ALPINE, INC. shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Closing Documents.  ALPINE, LLC shall have received all closing documents as counsel for ALPINE, LLC shall reasonably request.

(d)    Consents.  ALPINE, INC. shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)    Due Diligence Review.  ALPINE, LLC shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ALPINE, INC. and shall not have determined that any of the representations or warranties of ALPINE, INC. contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that ALPINE, INC. is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ALPINE, LLC, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against ALPINE, INC. the consequences of which, in the judgment of ALPINE, LLC, could be materially adverse to ALPINE, INC..

ARTICLE VI
TERMINATION AND AMENDMENT

6.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of ALPINE, INC. and ALPINE, LLC;

(b)    by either ALPINE, INC. or ALPINE, LLC if there has been a material breach of any representation, warranty, covenant or agreement on the part of ALPINE, INC. or ALPINE, LLC, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2    Effect of Termination.  In the event of termination of this Agreement by either ALPINE, INC. or ALPINE, LLC as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3    Amendment.  This Agreement may be amended by mutual agreement of ALPINE, INC. and ALPINE, LLC.  Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4    Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1    Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

7.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to ALPINE, INC.:

749 S. State Street
Salt Lake City, UT 84111

(b)  If to ALPINE, LLC:

749 S. State Street
Salt Lake City, UT 84111

7.3    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Utah without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Utah state court or any federal court in the State of Utah in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7    No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8    Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEROF, this Agreement has been signed by the parties set forth below as of the date set forth above.

Alpine Auto Brokers, Inc. __/s/ Jason E. Wilkinson
Jason E. Wilkinson, President
Alpine Auto Brokers, LLC
__/s/ Jason E. Wilkinson
Jason E. Wilkinson, Managing Member